Exhibit 21.1

List of Subsidiaries of Apollo Asset Backed Credit Company LLC as of March 28, 2024

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ABC Holdings 1, L.P.	Delaware
ABC Holdings 2, L.P.	Delaware
ABC Holdings 3 (B), L.P.	Delaware
ABC Holdings 4 (B), L.P.	Delaware
ABC Intermediate Holdings 1 (DC), LLC	Delaware
ABC Intermediate Holdings 2 (DC)(B), LLC	Delaware
ABC Intermediate Holdings 3 (B), LLC	Cayman
ABC REIT Holdings, LLC	Delaware
ABC REIT Intermediate Holdings, LLC	Delaware
ABC REIT TRS (B), LLC	Delaware